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                                                                    Exhibit 99.2
                           ASTA FUNDING, INCORPORATED

                          MODERATOR: ADAM LOWENSTEINER
                                DECEMBER 14, 2006
                                   10:00 AM CT


Operator:             Good morning. My name is (Bridget) and I will be your
                      conference operator today. At this time I would like to welcome everyone to the Fourth Quarter and 12th Month
                      Financial Results conference call. All lines have been placed on mute to prevent any background noise.

                      After the speakers' remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

                      Mr. Adam Lowensteiner, you may begin your conference.

Adam Lowensteiner:    Thank you, (Bridget). Good morning and thank
                      you all for joining us for Asta Funding's quarterly conference call to discuss the results for the fourth quarter and fiscal year results ended September 30, 2006.

                      By now all of you should have had the opportunity to review the press release discussing the financial results but if you have not please call Wolfe Axelrod Weinberger, Associates at 212-370-4500 and we will immediately send it to you either by fax or email.

                      On the call with me today is Mr. Arthur Stern, Chairman of the Board of Asta Funding, Mr. Gary Stern, Chief Executive Officer and Mr. Mitchell Cohen, Chief Financial Officer. Before I turn the call over to our hosts to discuss the current results, let me take a few minutes to read the forward-looking statement.

                      Except for historical information contained herein, the matters set forth in this conference call are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although Asta Funding, Inc., believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there could be no assurance that its expectations will be realized.
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                      Forward-looking statements involve certain risks and
                      uncertainties and that could cause actual results to differ materially from Asta Funding, Inc.'s, expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s, form 10KA for the fiscal year ended September 30, 2005 and those described from time to time in Asta Funding, Inc.'s, other filings with the Securities and Exchange Commission, news releases and other communications including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all and may not be able to continue its quarterly dividend program.

                      Asta Funding, Inc.'s, reports with the SEC, Securities and Exchange Commission, are available free of charge through its Web site at www.astafunding.com.

                      With that out of the way let me turn the discussion over to Gary Stern, President and Chief Executive Officer of Asta Funding. Gary?

Gary Stern:           Thank you, Adam. Good morning, everyone, and thank
                      you for joining Asta's quarterly conference call to discuss the financial results for the 3- and 12-month ended September 30, 2006.

                      I'm very pleased to report record fourth quarter and fiscal year results. Asta's finance income and net income for the fourth quarter of fiscal 2006 grew 49.5% and 50.7% respectively. Results for the full year and the quarter were aided by collections and sales in excess of our expectations on certain portfolios primarily purchased in 2003 and 2004.

                      During the fourth quarter ended September 30, 2006, Asta purchased consumer receivable portfolios with aggregate charged off balances or face value of approximately $1.4 billion at an aggregate cost of $44.9 million for a blended rate of 3.2% that was financed primarily through cash flows from operating activities and our credit facility.

                      For the fiscal year ended September 30, 2006, we purchased a face value of approximately $5.2 billion for a purchase price of $200.2 million or a blended rate of 3.9%. As we have always said, the blended rate is not necessarily indicative of any trend in prices but more in line with our internal expectations.

                      We remain very pleased with the level of portfolio purchases during the quarter and fiscal year. Pricing continues to remain at above average levels due to competitive issues however we do see more than an ample supply of paper in the marketplace of which we have been able to buy our fair share at attractive prices.

                      The price we are willing to pay for receivables is strictly driven by our desired rate of returns and we will continue with this disciplined approach.

                      Asta's acquisitions will continue to be based on portfolio availability, and even more importantly, price levels. We believe that the pipeline of available paper remains strong as seen by our purchases during the quarter and fiscal year. We continue to review possible purchases on a regular basis.

                      Credit card and telecom debt remains the bulk of our business but we continue to review new opportunities that fit into our disciplined purchasing criteria. During the fourth quarter the portfolio purchases from credit card receivables were approximately 57% while telecom was approximately 27% and approximately 16% was derived from other types of distressed receivables. For the fiscal year the percentage of credit card receivables was 70% with 11% from telecom and 19% from other types of receivables.

                      Asta is also seeking other opportunities in other markets as well as other asset classes. In August the company invested approximately $7.8 million for a 25% interest in a venture. The venture invested in a bankruptcy liquidation that will collect on existing rental contracts and included a liquidation of inventory. The investment is expected to yield similar returns to those that we are accustomed to over a three to four-year period. To-date the company has received approximately $4.2 million cash back from this venture.

                      Let me briefly highlight our balance sheet which continues to be strong. At the end of the fourth quarter our capital structure remains strong with 184.2 million in shareholder's equity. We believe Asta is adequately capitalized with approximately $92 million of our $175 million credit facility unused as of September 30, 2006, and approximately $95 million unused at of December 8, 2006.

                      This leaves Asta with the necessary resources and flexibility to move swiftly and opportunistically as may be necessary especially given the (accordion) feature that can expand our credit facility to $225 million with the consent of the banks.

                      Although cash is a highly looked upon asset, we'd rather utilize our cash flow into purchasing portfolios. The accumulation of cash is a good thing but stockholders invest in our company to put their money to work. During fiscal 2006 the return on average stockholder's equity was 27.8% and the return on average assets was 19.6%.

                      As for our financial performance, Asta recorded record finance income for the quarter of $29.8 million, a 49.5% increase over revenues of $20 million for the fourth quarter of fiscal 2005. Cash collections represented by account sales during the quarter were $11.8 million versus $18.5 million in the same period last year.
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                      Finance income for the 12 months increased 45.4% to $101
                      million from $69.5 million. Net cash collections during the 12 months ended September 30, 2006, were $214.5 million, up 27% from $168.9 million in the prior year period.

                      During the fiscal year cash collections represented by account sales during the fiscal year were $55 million or 25.6% of total net collections, down from $64.7 million in the same period last year which represented 38.3% of total net collections.

                      Other income was $69,000 in the fourth quarter and $405,000 for the fiscal year. These figures include bank service fee income as well as interest income from banks and other loan instruments.

                      G&A expenses increased to approximately $4.8 million, up from $4.2 million in the same Quarter 1 a year ago. For the fiscal year G&A expenses were $18.3 million, up $3 million or 19.1% from $15.3 million in the prior year period.

                      The increase in these expenses was primarily due to an increase in the administrative costs associated with the 34.8% increase in the accounts acquired for liquidation which included increased media costs, technology costs, salaries and related benefits, professional fees, telephone charges and rent. Asta continues to have tight cost controls as most expenses remain relatively fixed; another benefit to outsourcing the majority of our collections.

                      Despite the increase, the company has been very nimble in managing expenses given its fixed cost structure which is primarily benefiting from the company outsourcing the majority of its collections. As a result, the company can continue to make portfolio purchases without the need to add more personnel or infrastructure.

                      Asta recorded an impairment of $1.6 million during the fourth quarter of fiscal 2006 and $2.2 million for the fiscal year. Based on lower than expected cash collections on certain portfolios, the company concluded that an impairment charge should be recorded. There was no impairment in the comparable periods for the prior year.

                      Interest expense increased by nearly $1 million to $1.4 million during the fourth quarter as compared to the same period in the prior year. For the fiscal year interest expense was $4.6 million, up $2.7 million from the $1.9 million in the prior year period.

                      These increases were due to the increase in the average outstanding borrowings under our credit facility as well as an increase in the average interest rate. The average outstanding borrowings by Asta under its line of credit stood at $63 million at the year-end and was $34.3 million for the same period ended September 30, 2005.

                      As a result of excellent finance income growth and continued expense control, Asta's pretax income reached $22.7 million in the quarter, up 48.2% from the prior year results of $15.3 million. For the fiscal year pretax income was $76.8 million, an increase of 46.9% from $52.3 million in the prior fiscal year.

                      Asta's tax rate in the quarter was approximately 41%. These rates were in line with our expectations and likely will remain the same during fiscal 2007.

                      Net income was $13.6 million during the quarter increasing 50.7% compared to $9 million in the fourth quarter of fiscal 2005. For the fiscal year net income was $45.8 million, up 47.7% from $31 million in the prior year period.

                      We reported fully diluted earnings per share of 93 cents during the fourth quarter alone, a 49.1% increase over the prior year quarter's 62 cents per share. For the year, fully diluted earnings per share was $3.13, a 45.6% from $2.15 per share in the prior fiscal year.

                      As I mentioned earlier, Asta's balance sheet continues to remain financially strong. At the fiscal year end, shareholder's equity totaled $184.2 million, up from $145.2 million one year ago.

                      Tangible book value per share was $13.20 at the end of the fourth quarter, an increase of 24.8% from approximately $10.59 per share at the end of the fourth quarter of fiscal 2005.

                      Before I conclude my formal remarks I'd like to comment on our expectations for fiscal 2007. As many of you know, due to the nature of Asta's business, it is company policy not to publicize formal finance income and earnings guidance.

                      That being said, given the fact that we are reliant for growth on purchasing portfolios in a very competitive environment and given that collections were better than our historical levels in 2006, we anticipate that the first quarter results of fiscal 2007 may not be as good as the fourth quarter of 2006 although we believe they should be similar or better than those reported in the first quarter of fiscal 2006.

                      We continue to believe that our business model is highly successful and we will continue to remain patient when making portfolio purchases. Our business model thankfully offers us the flexibility to bid on portfolios of substance that will continue to meet our desired internal rates of returns.

                      To summarize, I am very proud of the great strides we have made over this fiscal year by expanding our book of business, by purchasing $5.2 billion in receivables, expanding our credit facility to $175 million from $80 million, to offer the company the financial flexibility to react to portfolios that meet our strict purchasing criteria, issuing a regular quarterly dividend of 4 cents and a special dividend of 40 cents and keeping our capital structure properly positioned for additional portfolio purchases that may arise.

                      That concludes my formal remarks. We would like to know open the call for questions. In fairness to everyone, we would like to take everyone's questions but please limit your questions to one per person. We will be available after the call to answer any other questions.

                      Thank you for your time.

Operator:             At this time I would like to remind everyone if you would
                      like to ask a question press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from the line of Jeff Nevins.

Jeff Nevins:          Good morning guys. Just a question on the revenue
                      recognition relative to collections. What I guess has to happen in the curves to get the point where you're recognizing a larger component of revenue than you had in the past few quarters as a percent of collections?

                      And I guess what I'm looking at it is, you know, your net collections X sales or even including sales was (flat) down modestly, but yet revenue is higher. I'm just trying to understand that a little bit better. If you could give me a little insight, that would be great. Thank you.

Mitchell Cohen:       Well revenue - Jeff this is Mitch.

Jeff Nevins:          Mitch.

Mitchell Cohen:       Revenue recognition has gone up from 39.5% for last year
                      to 46.3% this year. So maybe a little clarification on the question for me?

Operator:             Are you ready for your next question, sir?

Gary Stern:           You know, operator we need to - we asked Jeff a question.
                      He needs to respond. So we need to know - we need a little more clarification. Mitch wanted a little more clarification so we could...

Mitchell Cohen:       Or if Jeff could get back in we'll take the next call.

Operator:             His line is now reopened.
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Jeff Nevins:          Can you hear me?

Man:                  Yes.

Mitchell Cohen:       Yes. (Unintelligible).

Jeff Nevins:          No, that's okay. I just - I'm trying to understand why the revenue recognition went up. What - is there something that happens in the curves? And particularly in the fourth quarter it looked like that revenue recognition number was up even higher than the past couple quarters. So does that...

Man:                  Yes.

Jeff Nevins:          ...clarify?

Mitchell Cohen:       We had collections in excess of our forecasts,
                      which caused us to write up some portfolios that have better obviously - now have better revenue recognition rates in this particular year - this quarter and this particular year. That's really where the bulk of it comes from. Okay operator, we could take the next question I think.

Operator:             Your next question comes from the line of Audrey Snell.

Audrey Snell:         Hi. Let me just follow up on that for one minute. The
                      46.3% of the (unintelligible) revenue recognition -- was that all of Fiscal '06 or fourth quarter '06?

Mitchell Cohen:       All of Fiscal '06.

Audrey Snell:         All of it. Okay what was it in fourth quarter?

Mitchell Cohen:       I have to get it for you.

Audrey Snell:         Okay. The other - my real question is, can you elaborate a little bit on your guidance for Q1? The mean, as you know, is $.78. Can you explain what you mean vis-a-vis the $.78 mean?

Mitchell Cohen: Well yes it's kind of difficult for us to - we don't give you any formal guidance but we are coming out of an extraordinary year in our opinion -- extraordinarily good year. And, you know, the - this business, as everybody knows, is kind of - is lumpy and we're really - we really want to try to temper what people's expectations are.

                      So without giving you a formal range and being so deep into the quarter, we do want to put out the statement that it's going to be higher than last year's first quarter but lower than this year's - last year's current (unintelligible) Fiscal '06.

Operator:             Your next question comes from the line of Jack Sherck.

Jack Sherck:          (Unintelligible).

Operator:             I'm sorry. That line seems to be experiencing audio
                      issues.

Man:                  Who is it from?

Operator:             Jack. One moment.

Man:                  Okay.

Operator:             Jack Sherck from SunTrust.

Man:                  Okay.

Operator:             Your next question comes form the line of Steve Delaney.

Steve Delaney:        Hi, good morning, Gary Stern, Mitch...

Man:                  Good morning.

Man:                  Good morning.

Steve Delaney:        ...and Arthur. One housekeeping thing first before my
                      question -- when's the 10K going to be filed?

Mitchell Cohen:       Late this afternoon.

Steve Delaney:        Okay, great. That'll help with I think some of
                      these questions probably. With respect to the impairment, could you talk a little more about that -- maybe the nature as far as any particular type of portfolios or vintage that may have led to that charge?

Mitchell Cohen:       Yes, Steve. Just give me one second. Yes it - the
                      two impairments are from two years ago. And they are very similar in nature -- same issuer. And, you know, as we, you know, as the guidance tells us, we evaluate our impairments. We look at our portfolio regularly and the collections just went out the (unintelligible) expectations there. So I think impairment was warranted.

Steve Delaney:        And Mitch, just to understand -- and I think this
                      might help with some of the earlier questions -- I mean these portfolios are either going to over perform or under perform your initial expectations over time.

Mitchell Cohen:       Right.

Steve Delaney:        If they under perform we're going to see that in an
                      impairment charge.

Mitchell Cohen:       (Unintelligible).

Steve Delaney:        And is it true that when they over perform we're going to
                      see a spike up in the revenue recognized relative to cash collections?

Mitchell Cohen:       In some instances yes. In other instances we will leave it
                      - you're actually right with the exception of it - we believe the over performance is due to timing
                      (unintelligible) further revenue. (Unintelligible)...

Steve Delaney:        Understand.

Mitchell Cohen:       The current...

Steve Delaney:        But...

Mitchell Cohen:       ...$17 million of deferred revenue.

Steve Delaney:        Okay. And what I'm trying to get at is we - don't we kind
                      of have to look at the impairment charges in connection with the growth in revenue to look at what the overall portfolio is doing?

Mitchell Cohen:       Yes.

Steve Delaney:        Okay.

Mitchell Cohen:       Yes.

Steve Delaney:        All right.

Mitchell Cohen:       But I want to make one thing clear. While we call it
                      deferred revenue of $17 million...

Steve Delaney:        Right.

Mitchell Cohen:       ...protocol (unintelligible) collections in excess of our
                      expectations because some of that may not be deferred revenue. Some of that may be just the timing of these. And that's what I'm calling it -- (unintelligible)...

Steve Delaney:        Right.

Mitchell Cohen:       ...of the - of how the cash is coming in.

Steve Delaney:        And that - was that the $17 million what you had on the
                      books at 9/30/06?

Mitchell Cohen:       Correct.

Steve Delaney:        Okay, thank you.

Operator:             Your next question comes from the line of Bill Dezellem.

Bill Dezellem:        Thank you. We were curious -- relative to the
                      collections versus the historic trends you've referenced a number of times now in the release and on the call, that they've been above the historical levels. Would you walk us through the dynamics that you believe have led to those collections begin above the historic levels, please?

Mitchell Cohen:       You know, it's just a fact, Bill, that our
                      collections are just better than we expected. It's really nothing more or nothing less than that. It could be that the cash is coming in a little bit faster than we expected, in which case we have deferred that revenue. And maybe just the passage of time we'll catch up to that. But that's really the main focal point there.

Operator:             Your next question comes from the line of Jack Sherck.

Jack Sherck:          Hi. I may have missed it -- I was experiencing some
                      technical issues there -- what were your gross collections during the fourth quarter?

Mitchell Cohen:       Jack, if you give me a minute I'll get back to you. I'll
                      give you the gross collections for the year, okay?

Jack Sherck:          Okay.

Mitchell Cohen:       Gross collections for the year were approximately $320
                      million.

Jack Sherck:          $320 million?

Mitchell Cohen:       Yes.

Jack Sherck:          Okay. And then my one other question is just what was
                      your...

Mitchell Cohen:       (Unintelligible) as well. Last year was $218 - $219
                      million.

Jack Sherck:          $219 last year.

Mitchell Cohen:       Right.

Jack Sherck:          Okay. And then what was your finance income just from
                      account sales in the fourth quarter?

Mitchell Cohen:       In the fourth quarter?

Jack Sherck:          Yes.

Mitchell Cohen:       $7.5 million.

Jack Sherck:          $7.5 million. So that was after the amortization.

Mitchell Cohen:       Yes.

Jack Sherck:          Okay. And what was the year ago?

Mitchell Cohen:       I don't have the year ago with me for the quarter.
                      I apologize.

Jack Sherck:          Oh, no problem. Thank you very much.

Mitchell Cohen:       (Unintelligible) get back to you though, Jeff.

Jack Sherck:          Okay.

Operator:             Your next question comes from the line of Jim O'Brien.

Jim O'Brien:          Yes, good morning. Was wondering if you could
                      talk a little bit more about that investment in the venture. Can you tell us a little bit more in depth about what the business is all about and how it collects, you know, relative to your core business? And would we see going forward some other types of equity investments in other types of ventures as well?

Mitchell Cohen:       Yes, sure, Jim. We had an opportunity - Gary Stern
                      will get it - elaborate a little more. I'm sort of butting in. I apologize. But we had an opportunity to purchase a - an interest in a venture -- a 25% interest in a venture that was in the - out of a bankruptcy that's purpose was to liquidate inventory and continue with the (progression) of rental contracts.

                      And we saw it as an opportunity - since we know the rental business a little bit -- to slide in there. And like we said on the, you know, formal remarks that we think the returns on that investment will be similar to those that we expect in our regular - core business and only a - maybe a smaller timeframe -- three to four years.

                      As for other assets, Gary Stern will talk about something
                      - about some other assets that we (unintelligible).

Gary Stern:           Yes, good morning Bill. You (unintelligible)
                      reiterate. We've had a long-term relationship with one of the largest liquidators of inventory in the country, so they asked us if we wanted to join them. And the majority of this $4 million in cash that was generated over a short period of time was from the liquidation of inventory and they're experts at that.

                      Now we had an opportunity to just invest in the rental equipment but we were well aware that doing both made a lot of sense. And we were happy that they asked (unintelligible) both. So basically they'll be (rentaling) from (unintelligible) for, you know, over three or four-year period. And we're confident the returns will be similar(unintelligible).

Mitchell Cohen:       Unless we make an election to just start liquidating the
                      rental inventory as well...

Gary Stern:           Right that...

Mitchell Cohen:       ...by the way. That's for other assets classes. We just
                      dipped our (tongue) into the water in the fourth -in our first quarter. We bought our first utility deal. Again, a small investment but we'll see how it works out. And if - and we think it'll work out great. And if it does, we'll continue to pursue that market as well.

                      I want to give you some updates on what we've purchased so far for our first quarter '07 -- for Fiscal '07. We've purchased approximately $42 million - we've purchased about $83 million of face value paper for $42 million or so. The quarter's not over yet. We have a couple of deals teed up. I can't guarantee we're going to sign them, but we feel pretty good about it.

Gary Stern:           And that - and we purchased from one - I'm thinking
                      one new issuer. Purchased from another issuer for the second time in the last nine months. We purchased this other - this utility file, which we're confident will work out very well. But it was not a big investment. And the rest of the paper was a typical telecom and credit card receivables...

Man:                  Yes.

Gary Stern:           ...that we purchased. So - and we are - and we have
                      looked at medical and we're getting much more comfortable with medical papers but we have not actually
                      (unintelligible) these things. We're just ready to bid on medical portfolio. We've aligned ourselves with some very good key players very experienced in medical industry.
                      We're going to be very careful.

                      With that being said, we still are able to buy our fair share of credit card paper, telecom paper, and (auto) efficiency paper (at what we deem) very attractive prices. So we just believe that to compliment these purchases it makes good sense to look at these other areas if we're going to be able to get the same returns. And we're confident when we bid we will be able to get those returns. So that's generally what's going on as far as our purchasing.

                      Now I want to just go back to this one-time investment. If we are brought into other opportunities where we can purchase rental contracts or receivables with inventory, we would do it. Chances are it'll be more in the receivable side or rental side and not the inventory side.

                      We don't know if it will happen but this is an opportunity that was too good to turn down. So it - and it will work out very well.

Operator:             Your next question comes from the line of Philippe
                      Gauthier. Philippe your line is open.

Philippe Gauthier:    Can you hear me now?

Operator:             Yes. Go ahead, sir.

Philippe Gauthier:    Thank you.

Operator:             Last quarter you disclosed that you received subpoenas
                      from two different jurisdictions on your debt collection practices. Could you clarify what's going on here?

Mitchell Cohen:       I can only give you an update that nothing has
                      opened since the initial correspondence other than the fact that we responded to some things. To be candid, we don't think that there was anything to be made out of this, but we'll continue to comply with the subpoena. And but, you know, hopefully everything will work out.

Philippe Gauthier:    Okay, thank you.

Mitchell Cohen:       Nothing really has changed other than the fact that we've
                      had - we've given some information over to the two jurisdictions.

Operator:             Your next question comes from the line of Chuck Griege.

Chuck Griege:         Hi, good morning. Just a quick question or you -- back of
                      the - well, a housekeeping question first -- your revenues on your portfolio sales were what?

Mitchell Cohen:       Well, I have - I gave you - for the quarter it's $7.5
                      million. For the year it's $32 million.

Chuck Griege:         Okay.

Mitchell Cohen:       So Jack I don't' have to call you back, but if you...

Chuck Griege:         Well thanks on that. Just a quick question for you -- it
                      looks like based on my numbers, the revenue recognition in the quarter was 55%. The highest it's ever been, yet...

Mitchell Cohen:       (Unintelligible).

Chuck Griege:         ...getting more competitive. Can you just help us explain
                      - can you just explain that - all that?

Mitchell Cohen:       Yes, it's because we have - again we had write-ups or
                      (accretably) yield adjustments in the fourth quarter of approximately $9/10 million.

Chuck Griege:         For $9 to $10 million.

Mitchell Cohen:       Yes, which enhances the revenue recognition on the
                      portfolios. And a lot of that has to do with sales and collections from portfolios from two - from 2004.

Chuck Griege:         Okay.

Mitchell Cohen:       So the results are (rated) by the sales of collections
                      from portfolios in 2004.

Chuck Griege:         Okay.

Mitchell Cohen:       They're actually enhancing hour 2004 vintage.

Chuck Griege:         All right. Thank you very much.

Mitchell Cohen:       Sure.

Operator:             Your next question comes from the line of Kevin Shields.

Kevin Shields:        Hi. On the subpoena, I wanted to get additional
                      clarification. What were the two jurisdictions and what percent of your portfolio comes from those jurisdictions?
                      That would be my first question.

Mitchell Cohen:       One is West Virginia but a very small amount of our
                      portfolio - by the way, this is Mitch. The second one is more of the consumer affairs issue in New York than it is a subpoena.

Gary Stern:           And I just want to add -- this is Gary -- many companies
                      have been subpoenaed in New York and West Virginia.

Mitchell Cohen:       Right. We're not being singled out as a target by
                      the way. In fact, if you really want me to color this up a little bit, in New York, there were first rounds of subpoenas that went out to people who are considered to be a little less quality than Asta. We were not included in the first round. Then after that first round of subpoenas went out, they went out to a lot of other people, I can't tell you that everybody got them but I can tell you that a lot of people got them.

Man:                  (Unintelligible).

Mitchell Cohen:       The same exact thing...

Gary Stern:           West Virginia is the same; we're on a list like we believe many other people, so we are not necess - we're not being singled out.

Kevin Shields:        And what percent of your portfolio is in New York?

Gary Stern:           We have to get back to you.

Mitchell Cohen:       Yeah. West Virginia we can tell you is small.

Gary Stern:           West Virginia is small; New York, typically when one buys
                      a portfolio, New York could be - it's a wide range to be 6%-7%...

Kevin Shields:        Okay.

Gary Stern:           ...(unintelligible). Not that it's that about at this
                      point but we don't know exactly.

Mitchell Cohen:       Yeah. You know, the larger states, you know, California,
                      Texas, Pennsylvania, New York, Ohio, you know, it's really more investigative than anything else.

Gary Stern:           An investigative subpoena which companies have received
                      and we've responded and that's where it is.

Operator:             Your next question comes from the line of Alan Rosenfield.

Alan Rosenfield:      Good morning, guys. Two questions for you. One, a little
                      clarification on the adjustments, the write-ups from the 2004 portfolio. Do I understand it correctly that you look at this as it's potentially that these were just things that got paid off faster than what you expected or it may be more than what you had expected? And so the only way you'll really know is oversea time to say...

Mitchell Cohen:       Glad you asked.

Alan Rosenfield:      ...(unintelligible) this caught up?

Mitchell Cohen:       Yeah, I'm glad you asked, it's a very good question. The
                      real ans - the accounting answer is we believe it's over-collections, not because of the passage of time but merely because of over-collection.

Alan Rosenfield:      Okay.

Mitchell Cohen:       We are outperforming our estimates on those portfolios
                      and, you know, by a long shot and, thus, we wrote up the - how do you (recreate) the adjustment.

Alan Rosenfield:      So there's no reason to - although nobody knows for sure
                      certainly but there's no reason to suspect a dramatic change one way or the other (from that)?

Mitchell Cohen:       No, no, no. You know, I said one of the treacherous
                      things that, you know, that we're getting involved with all the time is writing up a pool. We don't want to write up a pool just to have it impaired sometime down in the future, so we're very careful there.

Alan Rosenfield:      Okay. Second question is simply a (broad) question. What
                      keeps you guys up at night other than the (golf cart)
                      (unintelligible)?

Mitchell Cohen:       I know what Gary's answer is going to be -- buying paper
                      at the proper price and as much as we can.

Gary Stern:           Right. You know, we basically want to make - we have made
                      sure and we will continue to stay disciplined. As we've said many times, buying paper at the attractive price. And we're going to pass on portfolios if we can't get our return. And we have passed on portfolios because we thought upfront that the pricing would be too high. We've lost our fair share of portfolios but this market is pretty big and there's a lot of paper and a lot of product out there.

                      So our attitude is we'll buy what we can at attractive prices and there will always be another deal. And we're very pleased in being able to buy in excess of $5 billion in paper for $200 million.

                      This quarter started off pretty well in our opinion buying $870 million of paper plus a few other items that should be completed in the very near future. But we'll continue on that - in that process with, you know, the credit card paper, telecom, we've had success in order deficiency which is price-specific as well as some (auto) deficiency portfolios, as telecom, and credit card that are too pricing, and we just pass on those.

Operator:             Your next question comes from the line of Rick Biggs.

Rick Biggs:           Oh, hey, guys. Thanks for taking my question. I wanted to
                      get back to the impairments for a second.

Mitchell Cohen:       Yeah.

Rick Biggs:           I thought last quarter you guys said it looked like
                      kind of a one-time thing and it was a smaller amount. Was there a change during the course of the quarter in those specific portfolios, were they related portfolios, and would you kind of consider this another one-time thing and this is it or what do you see going forward? Thanks.

Mitchell Cohen:       Well, we make statements now in the 10-Ks and the
                      10-Qs that, you know, impairments and accretable yield adjustments will become, you know, more predominant. We look at the portfolio as best we can for over-performances as well as under-performances. We don't - we're not looking for - we're looking to do what's right.

                      So from quarter-to-quarter, collections on given pools might be higher or lower. So what - like I said before, impairments are monitored or the portfolio is monitored regularly and any impairment that we believe should have been taken is reflected in the financial statements. And we'll - and, you know, we'll continue to do that exactly - that same analysis every quarter. So every quarter, it's going to be different. But like I said, we're going to have write-ups of accretable yields and we're going to have impairments that probably can't be avoided.

Operator:             Your next question comes from the line of Audrey Snell.

Audrey Snell:         Hi. What was the - what were collections from zero basis
                      portfolios in the quarter and the year, Mitch?

Mitchell Cohen:       For the year, they were $4.4 million, and for the
                      quarter, they were about $650,000.

Audrey Snell:         Okay, thanks.

Operator:             Your next question comes from the line of Jeff Nevins.

Jeff Nevins:          Now you can hear me.

Mitchell Cohen:       You bet.

Jeff Nevins:          Cash flow in the quarter before making portfolio
                      acquisitions looks like it was about $30 million, is that correct?

Mitchell Cohen:       Free cash flow for the quarter?

Jeff Nevins:          Yeah. You know, cash from operations less CAPEX, that's
                      about right?

Mitchell Cohen:       Yeah, that's about right.

Jeff Nevins:          Okay. Just give me a - just high level here, trying to
                      understand, you know, cat, that number is down, it's probably the lowest quarter of the year and it looks like coming into December you're expecting obviously things to go sequentially down. What's going to get the cash flow back up to where you were at, you know, in the last - in the past few quarters?

Mitchell Cohen:       I don't know that it was sequentially down; I'd
                      have to go and check. But if you can, let me get back to you and research the question because I'm not sure that that's actually right.

Gary Stern:           Yeah. You were speaking about cash flow after purchases,
                      right? Hello?

Mitchell Cohen:       If you can help him back in, I mean we want to get a
                      clarification of the question.

Man:                  (Deleted for inappropriate comment)

Gary Stern:           Operator?

Operator:             His line is open, sir.

Jeff Nevins:          The ques - can you hear me?

Gary Stern:           Yeah, we heard you.

Jeff Nevins:          I didn't say that last comment. But...

Gary Stern:           (Unintelligible), it's okay, no problem.

JeffNevins:           I don't know what's going on. The question is -
                      I'm trying to just understand free cash flow before purchases just to get a sense for, you know, the company and calculate that as op cash flow less CAPEX pretty much.

Mitchell Cohen:       Let me take a look at it and get back to you.

Jeff Nevins:          Okay, thank you.

Operator:             Your next question comes from the line of Kevin Shields.

Kevin Shields:        Yeah. My other question was on the $55 million for the
                      year of cash collections on account sales, could you give us the related face amount of the receivables for the year?

Gary Stern:           We have to get...

Mitchell Cohen:       No. Not...

((Crosstalk))

Gary Stern:           ...at our disposal. We can get that for you.

Kevin Shields:        Okay, thank you.

Operator:             Your next question comes from the line of Chuck Griege.

Chuck Griege:         Hi, just a quick follow-up question. It looks like your
                      cost to collect is continuing to increase. Can you give us a little color on that, what sort of trends you're seeing?

Mitchell Cohen:       Hey, before you go, can you explain the question because
                      this is one that's kind of sensitive to me. I don't - people tell me that all the time and I don't understand that. Can you get a little clearer on that?

Chuck Griege:         Well, if you take - if you look at your gross
                      collection, right?

Mitchell Cohen:       Well, (82) to 33% or so?

Chuck Griege:         And you subtract from that, your net collection.

Mitchell Cohen:       Yeah.

Chuck Griege:         Right? And then divide that by your gross, subtracted by
                      the sales, your portfolio sales, right? There's the implied cost to collect.

Mitchell Cohen:       Okay.

Chuck Griege:         And your implied cost to collect excluding portfolio sales is 40% in '06, up from 32% in '05, and 26% in '04. Can you give us a little color as to what's driving that?

Gary Stern:           Yes. Well, I will - this is Gary - I will tell you that
                      part of the component - 40% by the way is not a bad number in our opinion.

Chuck Griege:         But it's up dramatically over the last two years.

Gary Stern:           Well, if someone can collect the 22%, that's great,
                      because if you just compare us to the world, look at the other - look at the rest of the world, we have this model that has relatively fixed overall and then outsources all this paper at attractive prices.

Mitchell Cohen:       But also, Gary, it - two years ago, the company -
                      two and a half years ago, the company made a change to a much more of a legal strategy. And a lot of what you're talking about is (court) cost - advanced (court) costs that enhance the collectability of paper. So, you know, I
                      - the...

Chuck Griege:         But the net cash collection in the quarter was down
                      pretty significantly.

Mitchell Cohen:       When was the cash collection quarter down?

Chuck Griege:         Net cash collection.

Mitchell Cohen:       When...

Chuck Griege:         Collected in the quarter, you know, down sequentially.

Mitchell Cohen:       Yeah, we advance a lot of - we bought a lot of paper in
                      the third quarter so we advanced a lot of (court) costs.

                      Right. So their (court) cost to them because we're buying a lot of paper, we don't see the results immediately, we may see them a year or two or three years down the road, but we're - the net collection (is the) net collection. So we advance ex-dollars and it shows up as net collection.

Chuck Griege:         What is the - I mean how should we think about this? What
                      is the timeline? Is it stretching out in terms of...?

Mitchell Cohen:       The timeline is...

Chuck Griege:         ...spending money upfront that you expect to get paid back in, you know, six months, nine months, 12 months; is that timeline extending I guess is the question, somewhat distorting this cost to collect?

Gary Stern:           When somebody - when lawsuits are filed, there's an
                      advance as we explained.

Chuck Griege:         Understand.

Gary Stern:           Okay. And when one obtains a judgment, that judgment could be good as an average judgment as let's say ten years, so call it an average of a ten-year (tail) on receivables, some are 20, some are five, but if the average judgment is good for ten years, over a ten-year period, cash will come in. So over a period of time, two, three, four, five, six, seven years, eight years, money consistently comes in;
                      granted, less as you get toward the ten-year period than five. So when you advance these (court) costs is an (evolving) process depending on a lot of events.

Mitchell Cohen:       But at the same time, we're making the portfolio more
                      valuable.

Gary Stern:           Much more valuable because judgments are extremely
                      valuable in the marketplace, we have never sold judgments, we don't market judgments; we try to sell the inferior paper as we've said many times before. And we will continue with our model litigating the accounts that should be litigated regardless of how it appears as far as cash flow. That means we're going to do the right thing long term for this company.

                      So especially with telecom, we've litigated a lot of telecom accounts which will pay off, in our opinion, very nicely over time. But since telecom accounts are smaller balances, you have a much greater amount of (court) costs; however, in the long run, the results should be very, very good.

                      And I hope that explains our position but, basically, we do not think, I will go back to the point, 40% is not a bad number in our opinion. Our model is great; we don't have much of an increase in overhead, we can continue to buy paper that meets our return, and the - (unintelligible) does not increase significantly. We have the increase in (court) costs, we'll have a fixed amount that these different agencies or law firms charge us which has not gone up and that's what our model is. So...

Mitchell Cohen:       It's a model really of patience, you know? You get the
                      lien, you get the judgment, and then you wait.

Gary Stern:           Right. We're not going to change our model just to hold up litigating because collections could be down from one quarter to another; that doesn't make sense.

Mitchell Cohen:       In fact, it may make sense for us to outlay more (court)
                      costs upfront to sue more people...

Gary Stern:           Right.

Mitchell Cohen:       ...to obtain legal judgments which would make the
                      portfolio even more rich.

Gary Stern:           Right. And by the way, some of this also might be on some
                      of the smaller balances, we will pay a higher fee, for instance, to collect a $300 balance, then a $1,000 or $2,000 balance, and that might show up some - because of the higher fee but we want to make sure that these collectors will work these accounts. You cannot pay an agency 30% to collect the $300 or $200 balance; you can fool yourself and say, okay, it looks good, they'll say yes, but the results won't be there.

                      So we are very, very sensitive of this, sensitive to make sure the right thing (is going).

Operator:             There are no further questions at this time, sir. Do
                      you have any closing comments?

Gary Stern:           Thank you. Okay. That - thank you. Thanks - thank you for
                      participating in our Fourth Quarter and Fiscal Year 2006 conference call. As always, should you have any questions, please feel free to call Mitch or myself. We look forward to speaking with all of you again in February to discuss
                      Asta's first quarter results. We appreciate your interest and support. On behalf of everyone here at Asta, I would like to wish all of you a Happy Holiday season. Have a pleasant day.

Operator:             Thank you for participating in today's conference call.
                      You may now disconnect.

Man:                  (Bridget)?

Operator:             Yes, one moment, sir.


                                       END